Exhibit 4(b)1


               CONTRACT OF PURCHASE AND SALE OF ELECTRICAL ENERGY

By the present instrument made and executed by and between the parties qualified below:

On one side, ENERCOUTO S.A., independent electrical energy producer through concession granted by Agencia Nacional de Energia Eletrica - ANEEL, in the terms of the decree of April 2, 2002, published in Diario Oficial da Uniao of April 3, 2002, and of the Contract of Concession for Generation N.021/2002 with its headquarters in the city of Sao Paulo, State of Sao Paulo, at 2,439 Paulista Ave. 6th floor, its registration number being 04.705.039/0001-65 herein represented in the form of its Charter (hereinafter referred to as "Seller" or "Enercouto");

and as the other party,

ESCELSA - Espirito Santo Centrais Eletricas S.A., concessionaire of public services of electricity, constituted in the form of a stock joint corporation, headquarters in Vitoria, State of Espirito Santo, 362 Sete de Setembro st., Downtown, its registration number being 28.152.650/0001-71 herein represented in the form of its Charter (hereinafter referred to as "Purchaser" or "Escelsa");

CONSIDERING that Seller possesses the concession of usage of public good for exploration of hydraulic potential, by means of the hydro-electrical plant denominated Aproveitamento Hidreletrico Couto Magalhaes (the "Plant");

CONSIDERING that Seller wishes to make available and sell part of the electrical energy and power ensured of the Plant, being paid by Purchaser for such, and Purchaser wishes to obtain such electrical energy and power from the Plant, paying Seller for such;

The parties have, towards each other, as just and agreed the celebration of the present Contract of Purchase and Sale of Electrical Energy, which will be ruled by Law n. 9,648, of May 27, 1998, regulated by Decree N. 2,655, of July 2, 1998, and other applicable regulatory norms, as well as by the following terms and conditions:

                                    CHAPTER I

                                   Definitions

1st Clause- For the purposes of this Contract the following terms, in the singular and plural, shall have their meanings defined below:

a) "ANEEL": Agencia Nacional de Energia Eletrica - ANEEL, a special autarchy with the finality of regulating, mediating and supervising the production, transmission, distribution and commercialization of energy, created by Law n. 9,427, of December 26, 1996;

b) "Gravity Center": it is a virtual spot in the Submarket (as defined below) of the interlinked electrical system, in the terms of the Rules of the Market (as defined below), for means of accounting and liquidation by MAE (as defined below);


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c)      "Concession": means the concession of usage for the exploration of the
        Power Plant, ratified in the terms of Decree of December 15, 1997, published in Diario Oficial da Uniao of December 16, 1997 and of the Contract of Concession (as defined below);

d) "Contract": this Contract of Purchase and Sale of Electrical Energy with all its attachments and amendments, if there be;

e)      "Contract of Concession": Contract of Concession of Generation n.
        021/2002;

f)      "Due Date": is the day determined according to First Paragraph of 6th
        Clause;

g) "Working Day": means any day in which there are banking services in the county of the Purchaser, in the terms of the norms of Banco central do Brasil;

h) "Ensured Electrical Energy": is the amount of electrical energy of a hydro-electrical power plant subject of commercialization and established by ANEEL;

i) "Contracted Electrical Energy": is the amount of electrical energy and associated capacity to be made available and to be sold by Seller to Purchaser at the Delivery Spot (as defined below), according to the established in 4th Clause below, through a symbolical delivery;

j) "Higher Power": event defined as a fortuitous or higher power case, according to Article 1,058, sole paragraph of the Codigo Civil Brasileiro, and, after January 2003, article 393 of Law n. 10,406, of January 10, 2002, keeping the devices contained in Clause 18 of this Contract;

k) "Form of Price Readjustment": is the form of Price (as defined below) readjustment, according to the agreed between the parties in 7th Clause below;

l) "IGPM": "Indice Geral de Precos do Mercado" (General Index of Market Prices), published by Fundacao Getulio Vargas, according to the published in Conjuntura Economica Magazine or any rating that may replace it as the indexing agent of the contract of concession, for purposes of readjustment of fees of Escelsa, or, yet, in the lack of such, by the IGP-DI published by Fundacao Getulio Vargas, as published in Conjuntura Economica Magazine;

m) "Applicable legislation": means all the constitutional establishments, laws, statutes, medidas provisorias, decrees, licenses, authorizations, resolutions, deliberations, instructions, regulations, and other norms and dispositions applicable to the operations portrayed in this instrument;

n) "MAE": Electrical Energy Wholesale Market, a non-profit company of private rights, subject to authorization, regulation and inspection by ANEEL, its creation being authorized by Federal Law n. 10, 433, of April 24, 2002, or its successor;

o)      "MW": means the megawatt;


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p)      "MWh": means the megawatt/hour;

q) "ONS": Operador Nacional do Sistema Eletrico (National Operator of the Electricity System) - ONS - a non-profit company of private rights foreseen in Law n. 9,648 of May 27, 1998, responsible for the coordination of the operation of the interlinked systems
        South/Southeast/Midwest/ North and Northeast;

r) "Party" or "Parties": means in the singular Seller or Purchaser, and in the plural it means both Seller and Purchaser;

s) "Related Party": means, when referring to any company, any other company that (a) holds, directly or indirectly, more than 50% (fifty percent) of the capital or controls, directly or indirectly, the first company, (b) has more than 50% (fifty percent) of its capital, directly or indirectly, withheld or is directly or indirectly controlled by the first company or (c) has more than 50% (fifty percent) of its capital or the common control of a third company, in association with the first company; the word "control" and all the words derived from it will have the meanings imputed by Law n. 6,404, of December 15, 1976;

t) "Accounting Period": period for the accounting of the contract positions in the scope of MAE, as established by the Market Rules;

u) "Period of Supply": means the period with its beginning on April 1, 2007 and end on March 31, 2017, during which Seller will make available and sell the Electrical Energy to Purchaser, in the terms of this Contract;

v) "Delivery Spot": in the Gravity center of the Submarket where the agreed amount of Electrical Energy will be delivered by Seller to Purchaser by means of a symbolic delivery, for purposes of accounting and liquidation by MAE;

w) "Period of Validity": is the period of validity of the present Contract, as established in 3rd Clause of this Contract;

x) "Price": is the price for the MWh of the purchased Electrical Energy and associated capacity referred to in 5th Clause of this Contract.

y) "MAE Price": is the price, published by MAE for each Accounting Period, in the Submarket of Purchaser of the interlinked electrical system, for the accounting of the contract positions in the scope of MAE;

z) "Market Procedures": a set of norms of conveyance and functioning for the implementation of Market Rules (as defined below), ratified by ANEEL, its further alterations or any other text that may come to replace it;

aa) "Net work Procedures": rules established by ONS, ratified by ANEEL, that define the procedures and technical requirements for the planning, implantation, use and operation of the transmission system, its future alterations or any other text that may replace them;


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bb)     "Rationing": Obligation of a temporary reduction of consumption electrical energy by determination derived from Law;

cc) "Market Rules": commercialization, accounting and liquidation rules for the electrical energy sold in the scope of MAE, ratified by ANEEL, its posterior alterations or any other text that may take its place;

dd) "Sinercom": system of computer programs that allows the reception and sending of information regarding counting and supply of energy of each member of MAE, price setting, contracting, accounting, pre-billing, financial liquidation, as well as any other commercial operations in the scope of MAE, or its successor;

ee) "Submarket": a specific submarket of the interlinked electricity system, where the Purchased Electrical Energy shall be delivered in a symbolic manner.

                                   CHAPTER II

                                     Object

2nd Clause- The present Contract has the aim of establishing the term and conditions that will regulate the purchase and sale of Electrical Energy Contracted by the Parties, the delivery of which will be made in a symbolic manner by Seller to Purchaser at the Delivery Spot, during the period of validity of this Contract, through the payment of the Price.

First Paragraph- For the purposes of this Contract, it shall be considered that Seller shall have delivered the Contracted Electrical Energy to Purchaser, and Purchaser will have received the Contracted Electrical Energy from Seller.

Second Paragraph- It is understood and agreed that the rights over the Electrical Energy commercialized between the Parties, according to the established in this Contract, shall not be altered, in case of MAE modifying the form or frequency of registry, accounting or liquidation of the Contracting positions of its agents regarding the contracted volumes agreed on by the Parties.

Such right shall not be altered in case ANEEL modifies the methodology of calculation of the MAE Price, be this alteration in terms of advancement or frequency with which this price is calculated.

Third Paragraph- The volume of purchased Electrical Energy may be reduced, keeping the same proportional percentages of contracted energy, due to the reduction established by ANEEL for Ensured Electrical Energy or due to the characterization of Rationing.

                                  CHAPTER III

                               Period of validity

3rd Clause- The Contract shall be valid from the date of its being signed until the integral fulfillment by the Parties of all their contract obligations, except if there be the expressed


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contrary manifestation of either Party, case in which the specific dispositions for anticipated end shall be applied and, depending on the case, there shall be an application of penalties.

First Paragraph- Until April 1st, 2005, the present Contract shall be solved through a simple notification from one Party to the other, in case (i) the Concession of the Plant be revoked or extinct or (ii) the works be abandoned or
(iii) in case there is any act or fact of equivalent effect, for the Parties return to the status quo ante. In case of any of these hypotheses, no indemnity shall be owed by either Party to the other.

Second Paragraph- In case the schedule of the works of the Plant suffers alteration, the Parties agree to adjust the conditions of the Contract to the new schedule.

                                   CHAPTER IV

                            Volume and Load Standard

4th Clause- The volume of the Contracted Electrical Energy shall be of 8 average MW for the year of 2007 and 11.0 average MW for the remaining period. The balance during the months, as well as the volume to be registered at Sinercom for means of accounting shall be defined and attached to this Contract by Purchaser in the month of December of each year, within the seasoning limit of the Plant.

                                   CHAPTER V

                             Price and Payment Terms

5th Clause- The Price shall be of R$ 85.67/ MWh (eighty-five Reais sixty-seven cents per Megawatt/hour), dated of August 2002. Each and any cost, liability, tax, contribution, fee and tariff due in the terms of the Applicable Legislation for the delivery of the Contracted Electrical Energy at the Delivery Spot are included in the Price, keeping the Paragraphs below.

First Paragraph- The parties agree that it shall be the entire responsibility of Seller to deliver the Contracted Electrical Energy at the Delivery Spot, Seller shall take on all the risks, obligations, responsibilities, tariffs and liabilities of distribution and loss of transmission perchance owed and/or verified until the Delivery Spot.

Second Paragraph- The Parties agree, yet, that Purchaser shall take on all the risks, obligations, responsibilities, tariffs, costs and liabilities of transmission, distribution and connection, and losses of transmission perchance incident and/or verified after the delivery of the Contracted Electrical Energy at the Delivery Spot.

Third Paragraph- Price shall be readjusted yearly, or in the least allowed time period by the Applicable Legislation, from August 2002 to August 2005, according to variations of IGPM.

Fourth Paragraph- It is understood by the Parties that Price corresponds to the specific MWh and to the proper capacity necessary for its production, even if in an ephemeral manner.


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6th Clause- The charging of the Contracted Electrical Energy shall be object of invoices, to be issued monthly, in the period foreseen in Third Paragraph below, independent of the number of Accounting Periods within the month, and must be forwarded by Seller to Purchaser, with the following discrimination:

o       Volume of Contracted Electrical Energy, clearly made known in MWh;
o       Price, in clearly made known in R$/ MWh;
o Total due sum, obtained by the multiplication of the volume of Electrical Energy purchased for the Price.

First paragraph- The monthly invoice defined in the caption of 6th Clause shall be object of a sole invoice, unfolded into 3 (three) installments, each one equivalent to 1/3 (one third) of the global invoiced value, and the payment of such must be made by Purchaser within the following deadlines:

a)      1st due date - until the 10th of the month following the supply;

b)      2nd due date - until the 25th of the month following the supply;

c)      3rd due date - until the 5th of the second month following the supply.

Second Paragraph- In case the Due Date does not occur on a Working Day in the county of Sao Paulo or Vitoria, the payment must be made on the first subsequent Working Day.

Third Paragraph- The invoice, with corresponding due dates, shall be presented by Seller to Purchaser at least 5 (five) Working Days before the first due date.

Fourth Paragraph- the sums of the invoices shall be deposited in the checking account indicated by Seller.

7th Clause- The Price mentioned in 5th Clause above, updated according to the Third Paragraph of it, shall be readjusted during the whole Period of Supply, every 12 (twelve) months (or at the smallest periodicity allowed by the Applicable Legislation, as long as this smallest periodicity be equally applicable to the readjustment of fees of Escelsa, as foreseen in the contract of concession of distribution of Escelsa) based on the accumulated variation of the IGPM in that period, which shall correspond to the index obtained by the division of the indexes of IGPM of the month preceding the readjustment and of the month before the last readjustment.

8th Clause- In case, related to any invoice, there are undisputed sums and related sums which Purchaser may have questioned the respective certainty and liquidity, Purchaser, independent of the questioning presented in print to Seller, before the Due Date, must, in the respective Due Date, make the payment of the unquestionable parcel, risking, with the objection, to portray its default. Having solved the matter related to the questioned parcel within at most 10 (ten) Working Days, Purchaser must, within 5 (five) Working Days from the date in which the composition between the Parties shall take place, make the payment of the remaining parcel of the value of the referred parcel, plus interest, in the terms of 9th Clause below. The interest shall be calculated pro rata die between the Due Date of the respective invoice and the date of the


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effective payment, being understood and accepted that the interest rate above mentioned shall only be applicable to the remaining values, object of controversy, in the hypothesis of the questioning by Purchaser being erroneous.

9th Clause- In case, for any reason, Purchaser does not pay the invoice or part of the sum of the invoice issued by Seller on the Due Date or, in case of the non-payment of part of the invoice, within the period established in 8th Clause above, whichever the case, Purchaser shall be subject to the payment of the due sum, plus a fine of 2% (two percent) and of interest at the rate of 1% (one percent) a month, these being calculated since the Due Date of the respective invoice until the date of the effective payment.

10th Clause- Any values owed by one Party to the other Party may be compensated, on their due dates, with credits the owing Party may have against the Creditor Party resulting from this Contract.

                                   CHAPTER VI

                           Declarations and Guarantees

11th Clause- Seller expressly declares and guarantees to Purchaser that:

(i) it detains all the legal, governmental and regulatory authorizations necessary for the celebration of this Contract and to assume and fulfillment the obligations resulting from it;

(ii) it has obtained all the board approvals necessary for the celebration of this Contract and the assumption and fulfillment of its obligations in the terms of this instrument;

(iii) the celebration of this Contract does not violate any contract of which it is part and that it does not violate any obligation, administrative or legal decisions that may be oppose to it or to which it may be subject;

(iv) the obligations taken in this Contract are legal, valid, and feasible, according to the respective terms and conditions;

(v) it possesses all the legal, governmental and regulatory authorizations necessary for the performance of its activities;

(vi) all the information furnished to Purchaser are complete and exact, be it contained in written records, reports, mailings and any other instrument, written or electronic;

(vii) there is no existence, at this date, of any action, investigation or administrative or legal procedure instituted against Seller that affects or may come to affect the sale and delivery of the Contracted Electrical Energy by Purchaser; and

(viii) it shall keep valid, when fit, all the statements listed in the above topics during the complete Period of Validity.


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12th Clause- Purchaser expressly declares and guarantees to Seller that:

(i) it possesses all the legal, governmental and regulatory authorizations necessary for the celebration of this Contract and to assume and fulfill the obligations resulting from it;

(ii) it has obtained all the board approvals necessary to celebrate this Contract and for the assumption and fulfillment of its obligations in the terms of this instrument;

(iii) the celebration of this Contract does not violate any contract of which it is a Party, or any obligation, administrative and legal decision that may oppose it or to which it is subject;

(iv) the obligations taken in this Contract are legal, valid, and feasible, according to the respective terms and conditions;

(v) it possesses all the legal, governmental and regulatory authorizations necessary for the performance of its activities;

(vi) all the information furnished to Seller are complete and exact, be it contained in written records, reports, mailings and any other instrument, written or electronic;

(vii) there is no existence, at this date, of any action, investigation or administrative or legal procedure instituted against Purchaser that affects or may come to affect its financial-economical condition to buy the Contracted Electrical Energy from Seller; and

(viii) it shall keep valid, when fit, all the statements listed in the above topics during the complete Period of Validity.

                                  CHAPTER VII

                           Obligations of the Parties

13th Clause- With no jeopardy to the other obligations herein foreseen, the Parties obligate themselves to:

(i) observe and fulfill rigorously the Applicable Legislation in its social deals and/or activities to be performed in the terms of the present Contract, especially those of general or specific nature, derived from ANEEL, ONS, MAE por of any other agent or regulatory agent of the Brazilian electrical system with scope on the subject

(ii) obtain and keep valid and effective, during the whole Period of Validity, all the licenses and authorization inherent to its social deals and/or the fulfillment of the obligations assumed in the present Contract;

(iii) inform, in at least 48 (forty-eight) hours counting from the date of the acknowledgement of the event, the other Party about any event, of any nature, that may represent a threat to the full and punctual fulfillment of the obligations assumed in the term s of this Contract; and


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(iv)    in the case Seller, proceed to registration, at Sinercom, of the information in this Contract, and in the case Purchaser, proceed to the communication of confirmation of the information in this Contract at Sinercom, all in conformity with the deadlines of registry established in the Market Rules and Market Procedures.

                                  CHAPTER VIII

                                  Cancellation

14th Clause- Any of the Parties may manifest, at any time, its intention to cancel the present Contract, independent of justified reason, as long as the other Party be notified, in print, with the advance of at least 90 (ninety) days to the date of effectiveness of the cancellation, with no jeopardy of the integral and faithful fulfillment by the Parties of all the obligations until then assumed in the terms of this Contract.

15th Clause - Any of the Parties may declare this Contract as expired in the occurrence of any of the following hypotheses:

(i) declaration of bankruptcy, grant of a creditors agreement, legal or extra-judicial dissolution or liquidation of the other Party, independent of notice or notification;

(ii) in case the other Party may come to have any legal, governmental or regulatory authorization indispensable for the fulfillment of the obligations foreseen in the present Contract revoked, or have any of its rights as a member of MAE suspended due to the non-fulfillment of the Applicable Legislation;

(iii) in case, by action or omission of the other Party, MAE refuses to proceed to the accounting and/or liquidation of the present Contract;

(iv) in case the other Party does not fulfill or if it contravenes the Applicable Legislation, Net Procedures, Market Procedures or Market Rules to which it is subject for the fulfillment of its obligation in the terms of the present Contract;

(v) in case one of the Parties does not effectuate the payment of any sum owed to the Party in the terms of 8th Clause;

(vi) in case of a total or partial non-fulfillment, by any of the Parties, of the established in topic (iv) of 13th Clause above; or

(vii) in case the other Party has stated in Chapter VI of this Contract, information that may reveal itself as incorrect, incomplete or untrue on the date in which it was stated.

First Paragraph- The non-fulfillment, by any of the Parties, of any obligation foreseen in this Contract, including 15th Clause, if not amended in the deadline of 30 (thirty) days, counting from the reception, by the transgressing Party, of a notification in writing sent by the other Party, will give the latter the right to consider this Contract as expired, making the other Party subject to the immediate penalties foreseen in 16th Clause below and obligating it to keep the other Party exempted from any obligation or responsibility, including towards MAE and others.


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Second Paragraph- It is accorded and just that, during the periods for the compensation of non-payment referred to in 15th Clause, First paragraph above, the transgressing Party shall be responsible to pay indemnity of the liabilities borne by the other Party towards MAE and others during such period, based on the MAE Price, in case the registry of the Contract at Sinercom be affected.

                                   CHAPTER IX

                         Responsibility and Compensation

16th Clause- the Party that, by its action or omission, give cause to the cancellation of the present Contract due to the non-fulfillment of any of the obligations foreseen in the present Contract or in the occurrence of any of the case of 15th Clause above, shall be obligated to pay the Party, with a deadline of 5 (five days) counting form the effectuation of the cancellation, the total set of penalties described in items (1) and (2), listed below:

1. compensatory fine for cancellation equivalent to 10% (ten percent) of the balance of the complete worth of the Contract, calculated according to the formula described below:

Fine = 10% x balance of the complete worth of the Contract

Where:

        "balance of the complete worth of the Contract" = the product of the multiplication of the Price of the Contract on the date of effectuation of the cancellation times the volume of Contracted Electrical Energy, for the remaining period of the Period of Validity.

2. direct losses and damages for the cancellation of the Contract, as shown below:

(i)     in case the cancellation of the Contract be caused by Purchaser:
        Purchaser must pay Seller for the losses and damages corresponding to the described below:

LDs Contract = Volume of Contracted Electrical Energy x (Price - Price of Replacement Electrical Energy)

Where:

        LDs Contract means the losses and damages suffered by Seller;

        Volume of Contracted Electrical Energy means the volume of Contracted Electrical Energy for the remaining Period of Validity of the contract between the date of effectuation of the cancellation and the date of the end of the Period of Validity;

        Price means the Price at the date of effectuation of the cancellation of the Contract; and

        Price of Replacement Electrical Energy means the MAE Price of the substitute electrical energy to be acquired in the terms of the contract of replacement of electrical energy.


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OR

(ii) in case the cancellation of the Contract be caused by Seller: Seller must pay Purchaser for the Losses and damages correspondent to the described below:

LDs Contract = Volume of Contracted Electrical Energy x (Price of
ReplacementElectrical Energy - Price)

Where:

        LDs Contract means the losses and damages suffered by Purchaser;

        Volume of Contracted Electrical Energy means the volume of Contracted Electrical Energy for the remaining Period of Validity of the Contract, between the date of effectuation of the cancellation and the date of expiration of the Period of Validity;

        Price of Replacement electrical Energy means the MAE Price of the substitute electrical energy to be acquired in the terms of the contract of replacement of electrical energy; and

        Price means the Price at the date of effectuation of the cancellation of the Contract.

First Paragraph - In case the difference between the worth of Price and MAE Price for the Replacement Electrical Energy to be acquired by means of a contract of replacement of electrical energy, in the terms of sub-item (i), or vice versa, in the terms of sub-item (ii), referred to in item (2) above, be negative, the transgressing Party shall pay the solely the fine for advance cancellation referred to in item (1) above to other Party.

Second paragraph- It is expressly agreed that the just Party shall not be obligated to celebrate a contract of replacement of purchase/sale of electrical energy, referred to in item (2) above, to count the direct losses and damages due to the advance cancellation of the Contract.

Third paragraph- It is expressly agreed between the Parties that the complete value of the indemnity to be paid in the terms of this Clause, shall be limited to 24 (twenty four) times the average sum of the 12 (twelve) last invoices preceding the occurrence of the fact giving cause to the indemnity.

17th Clause- The responsibility for the indemnity for losses and damages of each of the Parties in the course of this Contract shall be, in any hypothesis, limited to the sums Established in 15th Clause, Second Paragraph and 16th Clause above, being that none of the Parties shall take on any responsibility of compensating the other for any emerging losses, including discontinued earnings, moral damages or of any nature.


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                                   CHAPTER X

                        Fortuitous Case and Higher Power

18th Clause- In case any of the Parties cannot fulfill any of its obligations resulting from this Contract for a reason of Higher Power, the Contract shall remain valid, but the affected obligations shall be suspended throughout the lasting of the effects of the Higher Power.

First Paragraph- The Party affected by the occurrence of an event of Higher Power must communicate the fact to the other Party in the deadline of 3 (three) days counting from the date of verification of the event, through written notification, with a thorough description of the event of Higher Power, in which must be information that indicates the nature of the event, to what level it compromises the fulfillment of its obligations in the terms of this Contract and the estimate of the period in which the event of Higher Power shall keep from fulfilling the suspended obligations due to the referred event. The suspension of the obligations due to the Higher Power shall not have the effect of exempting the affected Party from the faithful and whole fulfillment of the obligations that had been due before the occurrence of the event of Higher Power.

Second Paragraph- The Party affected by the event of Higher Power commits itself to either adopt all the measures that may be at its reach to overcome the effects resulting from the Higher Power that upset the fulfillment of its obligations or mitigate the extension of these effect with a view on the fulfillment, even if partial, of its obligations in the terms of this Contract.

Third Paragraph- Having ceased the event of Higher Power, the Party that had been affected by such must communicate the fact to the other Party in the deadline of 24 (twenty-four) hours, through written notification, and retake immediately the fulfillment of the affected obligations in the terms of this Contract.

Fourth paragraph- With no jeopardy of the established in sole paragraph of article 1,058 of Codigo Civil Brasileiro, and, after January 11, 2003, article 393 of Law n. 10,406, of January 10, 2002, The Parties shall consider as events of Higher Power any act or fact, with its occurrence impossible for the Parties to foresee, or that they could have foreseen to have unpredictable consequences, as well as those against which its diligent action had not been enough to avoid or is not enough to amend, among which:

(i) any phenomenon of nature, such as storms, floods, landslides, lightning, earthquakes and other earth shakings; or

(ii) any unexpected events caused by man, beyond the control of the Parties, that may affect the execution of the Contract, such as wars, sabotages, military blockades, public riot, mutinies, embargoes, repression, civil commotion, or other acts of public enemies, strikes or other industrial or labor disturbs in a national or regional range.

Fifth Paragraph - By no means, for the purposes of this Contract, will there be the form of an event of Higher Power in the occurrence of any of the acts or facts listed below that may affect an obligation of physical or financial nature of any of the Parties:


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(i)     problems and/or hardships of financial-economical order of any of the
        Parties;

(ii) loss of market by Purchaser or the impossibility of Purchaser using or reselling, in an economical sense, the Contracted Electrical Energy;

(iii) adverse weather conditions that, considering the local weather condition background where the Plant is located, be reasonably expected;

(iv) the promulgation of creation, extinction or modification of the Applicable Legislation and any regulation, resolution or similar act by ANEEL, MAE and/or of any other inherent governmental authority, as well as the cancellation or expiration of or non- possession of any necessary approval from a governmental authority;

(v) any failure on the installation of connection, transmission lines, distribution lines, transformers, and other correlated devices, part of the system of transmission of electrical energy necessary for the delivery of the Established Electrical Energy ; and/or

(vi) any failure on the premises of the Plant, as well as the non-payment or anticipated cancellation of any contract necessary for the activity of generation of the Plant, in case existent.

Sixth Paragraph- The Parties acknowledge and agree that the improper claim, by any of the Parties, of the occurrence of any of the events mentioned in the topics of Fifth Paragraph above to justify the non-fulfillment of its obligations in the terms of this Contract, shall entitle the other Party to promote the cancellation of this Contract, thus the Party which gave cause to the respective cancellation becomes subject to the penalties foreseen in 16th Clause of this Contract.

Seventh Paragraph - In case an event of Higher Power may come to last 90 (ninety) or more consecutive days, any of the Parties may notify the other Party of its intention of canceling this Contract, case in which there shall be no indemnity from one Party towards the other Party.

                                   CHAPTER XI

                 Taxes and changes in the Applicable Legislation

19th Clause - Except if clearly agreed in a distinguished manner by the Parties in this Contract, each of the Parties shall be responsible for the payment of taxes collected for the operations contemplated in this Contract, in the manner determined in the Applicable Legislation, the responsible Party committing itself to keep the other Party free and exempted from responsibilities related to the taxes withheld or that the payment of which be its responsibility.

20th Clause- In case of the beginning of the validity or alteration of the Applicable Legislation, except what regards the corporate income tax and the social contribution over the net profit, especially the related to the electricity sector, that may financially overload, trouble or jeopardize the punctual and faithful fulfillment of the obligations of the Parties in the terms of this Contract, or that may directly cause a substantial alteration in the initial financial-economical equation of the deal, based on which the terms and conditions of Price established in this Contract were defined, the Parties shall evaluate, by means of a justified request of the Party considering itself


                                -13

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jeopardized, within the period of 30 (thirty) days counting from the mentioned request, the impacts of such alteration of the Applicable legislation in the obligations, in special those of financial nature, of the Parties in the terms of this Contract, committing itself, from this date on, to adopt measures that reestablish, as much as possible, the status quo ante of the beginning of the validity or the alteration of the Applicable Legislation, in special alternative solutions that may avoid a Price review. In the evaluation request referred to in this Clause there must be information indicating clearly:

(i) the range of the alteration of the Applicable Legislation and its effects on the fulfillment of the contract obligations of the jeopardized Party; and

(ii) the additional costs to be accounted or, depending on the case, the cost decreased due to the beginning of validity or the alteration of the Applicable Legislation, accompanied, whenever possible of the respective certifying documents.

Sole paragraph- In case the alteration of the Applicable Legislation has as a consequence the alteration of the ensured amount of energy and power of an independent producer, the Contract must be altered in a way to adapt the Contracted Electrical Energy to the new establishments of the Applicable Legislation, as mentioned in Fourth Paragraph of Second Clause Above.

                                  CHAPTER XII

                              Solution of Conflicts

21st Clause- Any disagreement derived from this Contract, including the ones relative to its validity, range, interpretation, or application may be solved by arbitration, respecting the terms of First Paragraph and of the other Paragraphs below.

First Paragraph - In case of disagreement, as described above any of the Parties may notify the other party, in the terms of 26th Clause, of the existence and content of the disagreement ("Disagreement Notice"). Counting from the date of the reception of the Disagreement Notice, each of the Parties shall have 5
(five) Working Days to indicate a representative to negotiate the solution to the disagreement. As soon as both Parties have indicated a delegate, and with a final deadline of 5 (five) Working days counting from the reception of the Disagreement Notice, the Parties shall have 30 (thirty) days to reach an agreement regarding the disagreement. In case a deal is not drawn within this deadline by the delegates of the Parties, the disagreement shall be subject to arbitration in the terms and conditions below, being that any of the Parties may start the process.

Second Paragraph- The court of arbitration shall be composed of 3 (three) arbitrators, each of the Parties shall choose shall elect a arbitrator, the third arbitrator (who shall act as the President of the court of arbitration), being elected in agreement the two previously chosen arbitrators. In case the two arbitrators do not come to an agreement, the third arbitrator shall be indicated by the President of the Chamber FGV Conciliation and Arbitration (Camara FGV de Conciliacao e Arbitragem).


                                -14

Third Paragraph - The court shall be located in the city of Sao Paulo and shall be administrated by the Chamber FGV Conciliation and Arbitration (Camara FGV de Conciliacao e Arbitragem), and its rules shall be obeyed in the process, keeping the established in the Federal law n. 9,307/96. The regulation by the Chamber FGV Conciliation and Arbitration (Camara FGV de Conciliacao e Arbitragem), valid at the date of notice foreseen in First Paragraph above, and the established in Federal Law n. 9,307/96, as altered until the same date, integrate the present Contract. All the arbitration procedures shall be performed in the Portuguese language.

Fourth Paragraph- The decisions shall be adopted by the majority of the arbitrators of the arbitration court and cannot be based on the principle of equity, being obligated to keep the foreseen in the legal and/or normative dispositions of Republica Federativa do Brasil or the applicable contract establishments.

Fifth Paragraph- The access to the Judiciary shall only be allowed in the cases clearly foreseen in Federal Law n. 9,307/96. In cases when the access to the Judiciary be allowed, the Parties elect the Court of Justice of the County of Sao Paulo, with the exclusion of any other no matter the more qualified it may be, to know of actions that guarantee the complete fulfillment of the arbitration procedure and to execute the final arbitration sentence, whenever necessary.

Sixth Paragraph- The Party that for any reason frustrates or impedes the initiation of the court of arbitration, be it not adopting the necessary arrangements within the due period, or be it forcing the other party to adopt the measures foreseen in Article 7 of Federal Law n. 9,307/96, or yet not fulfilling all the terms of the arbitration sentence, shall pay the fine not susceptible of compensation equivalent to R$ 5,000 (five thousand Reais), to be updated according to the annual variation of the IGPM, per day of delay in the initiation of the arbitration court or in the fulfillment of the established in the arbitration sentence, with no jeopardy to the determinations and penalties within such sentence.

                                  CHAPTER XIII

                              General Dispositions

22nd Clause- None of the Parties may forsake or transfer, total or partially the present Contract or any of the obligation herein foreseen, without the previous written consent of the other Party, which cannot be denied without a justified reason.

First Paragraph- In case a Party wishes to effectuate the cession of this Contract or any other obligation herein foreseen to a Related Party or Others, the other Party, commits itself to appear as an agreeing intervening agent in the respective instrument of cession, as long as the Assignor certifies to the Yielded Party that the Assignor shall declare what regards 11th Clause, or if the case demands, 12th clause, that it shall grant the guarantees and that it shall obligate itself to fulfill the other obligations of this Contract, in special those contained in 13th Clause.

Second Paragraph- In Case the Assignor does not meet the conditions established in First Paragraph above, the Yielded Party may at its unique will, not to agree with the cession, being such refusal considered, for all legal purposes and effects, as impeditive to the cession.


                                -15

23rd Clause- The present Contract obligates the Parties, successors and yielded parties to any title.

24th Clause- None of the Parties may reveal, motivate or allow the disclosure of any information related to this Contract, without previous authorization, in writing by the other Party, unless if with the purpose of implementing the operation foreseen in this Contract.

25th Clause- The tolerance by the Parties of any disobedience to the obligations assumed in this Contract, shall not be considered novation, forsaking or discontinuance of any right, constituting a mere liberty, not impeding the tolerant Party from demanding from the other Party the faithful fulfillment of this Contract, at any time.

26th Clause- Any notice or other communication from one Party to another regarding this Contract, shall be done in writing and may be delivered personally or sent by mail, fax or electronic mail, in any case with evidence of its reception, being them obligated to address in the manner described below, being that each part may modify these data by means of a written notification to the other Part, that must be attached to the present Contract:

(a) if to Seller, at the address present in the introduction of this Contract:

A/C:  Diretor de Comercializacao de atacado
Tel.:  011- 31001000
Fax:  011- 31001001

(b) if to Purchaser, at the address present in the introduction of this
Contract:

A/C:  Diretor Comercial
Tel.:  027-33219335
Fax:  027-33219303

27th Clause- The commercialization of the Contracted Electrical Energy regarding the Present Contract is subordinated to the valid Applicable legislation, as well as to the Market Rules and to the Network Procedures, which shall prevail in omitted cases or in perchance disagreements. Any future modification in the Applicable Legislation or in the Market Rules and/or Network procedures, which may come to affect the adjustments established in this Contract, shall be considered immediately and automatically applicable.

28th Clause- In case of any of the dispositions foreseen in this Contract come to be declared illegal, invalid or unfeasible, the remaining dispositions shall not be affected, remaining in full course, producing its legal and judicial effects. At the occurrence of the hypothesis here foreseen, the parties obligate themselves, from this date, to seek a solution that, in a legal valid and feasible manner, may substitute and assist to the objectives of the disposition considered illegal, invalid or unfeasible.

29th Clause- This Contract is celebrated in the Portuguese language and shall be ruled and interpreted by the laws of Republica Federativa do Brasil. Any version of this Contract in another language shall not have any effect between the Parties and/or before other and may not


                                -16
be used by those and these in any procedure, instance or court, as evidence or for purposes of interpretation of the dispositions in this Contract.



                                -17

Sipahre Sheet of the Contraxx of Purchase and sale of electrical Energy celebrated on December 23,2002, bclweea ENERCOUTO and ESCELSA












And having between themselves agreed upon this Contract as just and contracted, the parties hereto have hereunto signed the present document in 3 (three) copies, of equal content and for one sole effect, in the presence of the witnesses signed below.


Sao Paulo, December 23, 2002




ENERCOUTO S.A.
By: /s/ Antonio Manuel Garcia
Position: Authorized Representative



ENERCOUTO S.A.
By: /s/ Antonio Candico da Silva
Position: Authorized Representative



ESCELSA- Espirito Santo Centrais Eletricas S.A.
By: /s/ Armando Fernandes Bernardo
Position: Authorized Representative



ESCELSA- Espirito Santo Centrais Eletricas S.A.
By: /s/ Sergio Pereira Pires
Position: Authorized Representative





                                -18

Witnesses:
Name:
ID (RG):
Social security (CPF):

Name:
ID (RG):
Social security (CPF):



                                -19